Exhibit 21.1

List of subsidiaries of the Registrant

Subsidiary	Jurisdiction
Cavium Networks International, Inc.	Delaware
Cavium International	Cayman
Cavium Networks International	Cayman
Cavium Networks (India) Private Limited	India
Cavium Networks Asia	Cayman
Cavium Networks U.K. Limited	England
Cavium LLC	California
Cavium Networks Korea LLC	Korea
Cavium (Taiwan) Ltd.	Taiwan
Cavium Semiconductor Technology (Shanghai) Co., Ltd.	China
Cavium Networks Singapore Pte. Ltd.	Singapore
Cavium Networks (Canada) Inc.	Canada
Cavium Networks LLC	Delaware
Cavium Israel Ltd.	Israel
MontaVista Software Japan, Inc.	Japan
MontaVista Software Korea Ltd.	Korea
MontaVista Software LLC	Delaware
MontaVista Software Canada Inc.	Canada
QLGC Limited	Ireland
Cavium (UK) Ltd.	UK
Cavium Germany GmbH	Germany
QLogic LLC	Delaware
NetXen, Inc.	Delaware
OLogic International Holdings, Inc	Delaware
QLogic Switch Products, LLC	Minnesota
QLogic International Ltd.	Bermuda
QLogic Hong Kong Limited	Hong Kong
QLogic Storage Network Infrastructure (Beijing) Co., Ltd.	China
QLogic India Pvt. Ltd.	India
QLogic Israel Ltd.	Israel
QLogic Singapore Private Limited	Singapore